Exhibit 99(a)

GE Plans to Pursue Initial Public Offering of Its
Principal Life and Mortgage Insurance Operations;
Will Hold Investor Meeting and Webcast November 19

     Fairfield, Conn., November 18, 2003 -- GE announced today its intention to pursue an initial public offering (IPO) of a new company named Genworth Financial, Inc. that will comprise most of its life and mortgage insurance operations. GE expects to file a registration statement with the U.S. Securities and Exchange Commission in the first half of January 2004 and complete the IPO in the first half of 2004, subject to market conditions and receipt of various regulatory approvals.

     "This IPO is both an important step in the transformation of GE and a significant opportunity for Genworth," said GE Chairman and CEO Jeff Immelt. "We continue to execute on the clear portfolio and capital allocation strategies that we have articulated to create a faster-growth GE. We have made tremendous progress, but in doing so we have limited the capital available to our insurance businesses. As a separate public company, Genworth will be able to pursue its own strategy with direct access to the capital markets to fund its own business initiatives."

     GE will hold an investor meeting and conference call at 8:30 a.m. ET on Wednesday, November 19, to discuss the significance of this move to GE and the GE earnings outlook for 2004. The meeting and related materials will be Webcast at www.ge.com/investor.

     GE plans to sell approximately 30% of the equity of the new company in the IPO, and expects, subject to market conditions, to reduce its ownership position over the next three years as Genworth transitions to being a fully independent company. The amount GE will receive in the IPO will depend on market conditions and on other factors. GE intends to use the proceeds to invest in growth initiatives and reduce "parent-support debt" at GE Capital.

     GE has previously announced its intent to reduce the level of its insurance-related assets from approximately 40% to approximately 15% of its total financial services assets. The businesses GE will contribute to the new company represented approximately 20% of GE's financial services assets and approximately half of the assets of GE's Insurance segment at September 30, 2003. As of that date the businesses had a book value of approximately $10 billion, net of assets to be retained by GE.

     GE Financial Assurance Holdings, Inc. (GEFAHI, the holding company for GE's principal U.S. life and mortgage insurance operations) will transfer substantially all of its businesses to Genworth. In addition, GE will transfer its international mortgage insurance and European payment protection businesses to Genworth. GE will retain certain consumer marketing and financing operations, including GE Mortgage - Mexico and the Partnership Marketing Group, as well as U.K.-based GE Life. GE will also retain an interest in certain run-off blocks of U.S. insurance business. GE's other principal insurance business, Employers Reinsurance Corporation, will not be part of the IPO.

     All of GE's insurance companies will continue to serve their policyholders and distributors and conduct business as usual throughout the IPO process.

     In connection with the transfer of substantially all of GEFAHI's assets to Genworth, Genworth will assume GEFAHI's obligations under its outstanding yen-denominated notes due 2011. To facilitate the transition to the new company, GEFAHI's commercial paper program will be unconditionally guaranteed by GE Capital Corporation and will not be assumed by Genworth.

     This press release is not an offer to sell, or solicitation of offers to buy, any securities.

* * *

GE (NYSE: GE) is a diversified technology and services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.

Contact: General Electric, Fairfield
David Frail, 203/373-3387
david.frail@corporate.ge.com